23(d)(34)a
Amendment dated November 19, 2009 to Sub-Advisory Agreement
on behalf of Transamerica Index 35 VP and Transamerica Index 100 VP

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
AEGON USA INVESTMENT MANAGEMENT, LLC
THIS AMENDMENT is made as of November 19, 2009 to the Sub-Advisory Agreement dated as of May 1, 2008, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and AEGON USA Investment Management, LLC (the “Sub-Adviser”).
In consideration of the mutual covenants contained therein, the parties agree as follows:
1.	Replace Initial “WHEREAS” Clauses. The three initial “Whereas” clauses in the Agreement are hereby deleted entirely and replaced with the following paragraph:

WHEREAS, TAM is the investment adviser to Transamerica Series Trust (“Series Trust”), a Delaware statutory trust that is registered as an open-end management investment company under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”). TAM wishes to engage the Sub-Adviser to provide certain investment advisory services to each series of the Series Trust listed on Schedule A hereto (each, a “Portfolio”; collectively, the “Portfolios”). The Sub-Adviser is engaged principally in the business of rendering investment advisory services, is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”), and desires to furnish services for the Series Trust and to perform the functions assigned to it under this Agreement for the considerations provided.
2.	Schedule A. Schedule A to the Sub-Advisory Agreement dated as of May 1, 2008 is hereby deleted entirely and replaced as follows:

PORTFOLIOS	SUB-ADVISER COMPENSATION*
Transamerica Index 75 VP	0.12% of the first $50 million; 0.10% over $50 million up to $250 million; and 0.08% in excess of $250 million

Transamerica Index 50 VP	0.12% of the first $50 million; 0.10% over $50 million up to $250 million; and 0.08% in excess of $250 million

Transamerica Index 35 VP	0.12% of the first $50 million; 0.10% over $50 million up to $250 million; and 0.08% in excess of $250 million

Transamerica Index 100 VP	0.12% of the first $50 million; 0.10% over $50 million up to $250 million; and 0.08% in excess of $250 million

*	As a percentage of average daily net assets on an annual basis.
In all other respects, the Sub-Advisory Agreement dated as of May 1, 2008 is confirmed and remains in full force and effect.
The parties hereto have caused this amendment to be executed as of November 19, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By: Name:	/s/ Christopher A. Staples Christopher A. Staples
Title:	Senior Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Eric B. Goodman

Name:	Eric B. Goodman
Title: